Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DISCOVERY LABORATORIES, INC.

(Pursuant to Sections 228, 242, and 245 of the
General Corporation Law of the State of Delaware)

The Corporation was originally incorporated on November 6, 1992, under the name “Ansan, Inc.”  The Corporation changed its name on November 25, 1997, to Discovery Laboratories, Inc.

This Amended and Restated Certificate of Incorporation was duly adopted in accordance with §245 of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) and is being filed (i) to restate and integrate previous amendments and (ii) to further amend this Certificate of Incorporation by changing the name of the Corporation as permitted under §242(b)(1) of the Delaware Corporation Law.

ARTICLE ONE

The name of the corporation (hereinafter called the “Corporation”) is Windtree Therapeutics, Inc.

ARTICLE TWO

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 41,000,000 consisting of 36,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock.  The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of any shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.

ARTICLE FIVE

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payment for any of the Corporation's capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of nor limit their power to adopt, amend, repeal, or otherwise alter the Bylaws.

ARTICLE SIX

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE SEVEN

The Corporation reserves the rights to adopt, repeal, rescind or amend in any respect any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE EIGHT

A director of the Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Neither any amendment nor repeal of this Article EIGHT, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHT, shall eliminate or reduce the effect of this Article EIGHT in respect of any matter occurring or any cause of action, suit or claim that, but for this Article EIGHT, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE NINE

This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware and shall become effective on April 19, 2016 at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, Discovery Laboratories, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 15th day of April, 2016.

Discovery Laboratories, Inc.

By:	/s/ Craig E. Fraser
Craig E. Fraser
President and Chief Executive Officer